Contacts:
Heather Williams Corporate Media Relations 443.733.1613 communications@keywcorp.com	Chris Donaghey Investor Relations 443.733.1600 investorrelations@keywcorp.com

KeyW Reports Fourth-Quarter and Fiscal Year 2016 Financial Results

•	Fourth-quarter revenue from continuing operations of $68.9 million; full year, $288.0 million;

•	Fourth-quarter GAAP EPS from continuing operations of $(0.08); full year, $0.05;

•	Fourth-quarter adjusted EBITDA from continuing operations (see below) of $5.2 million; full year, $31.4 million;

•	Company issues fiscal 2017 financial guidance; and

•	KeyW announces it has entered into a definitive agreement to acquire Sotera Defense Solutions (see separate press release issued today and associated presentation on the KeyW Investors web page).

HANOVER, Md., March 8, 2017 (GLOBE NEWSWIRE) - The KeyW Holding Corporation (NASDAQ: KEYW), a leading total solutions provider solving the Intelligence, Cyber, and Counterterrorism Communities’ toughest challenges, today announced fourth-quarter and fiscal year 2016 financial results.

“In 2016, we set out to build a solid foundation for growth in 2017 and beyond. The pivot strategy we laid out in our 2015 year-end call last February and our Analyst Day in April called for divesting our commercial cyber solutions and SETA businesses, as well as the transformation of our business development (BD) function and other key operational changes,” said Bill Weber, KeyW’s president and chief executive officer. “I said that by the end of 2016, KeyW would be a different company than it was at the time. Importantly, we have achieved that fundamental transformation. We entered 2017 as a streamlined, much stronger, and healthier end-to-end, pure-play solutions provider serving primarily the Intelligence community (IC). We showed impressive growth across several of our business sectors, including cyber operations, affordable Intelligence, Surveillance and Reconnaissance (ISR), advanced cyber training and analytics.

“I’m especially pleased with progress we’ve made in BD, particularly with bid volume and a better-than-expected win rate. Fourth-quarter funding actions totaled $80.4 million and $313 million for full-year 2016. During 2016, we made great progress in building a best-in-class BD function that integrated our corporate BD team and our operations personnel into a cohesive unit. Contract award value(1) totaled approximately

(1) “Contract award value” equals the ceiling value of single-award contracts where KEYW was named as the winning competitive bidder, and includes the stated value of all priced option periods. No value is ascribed to multiple-award IDIQ contracts.

$460 million, well above one times revenue in 2016, and the bids we’ve submitted and continue to submit are laying the groundwork for organic revenue growth in 2017 and 2018. In addition, our pipeline of new business now is sustainable at more than $8 billion, with an increasing portion of that qualified,” continued Weber. “Our BD team submitted bids totaling more than $1.2 billion in 2016, and expects to submit bids this year totaling three to four times forecasted 2017 revenue. One major area of focus in 2017 will be to broaden the reach of our higher-end capabilities beyond our current IC customer base to a wider range of IC and related clients. These skill sets include cyber training and advanced engineering. In short, we expect that KeyW’s transformation will continue to gain footing in 2017 in terms of new customer wins, increased organization efficiency and enhanced corporate culture.

“As separately announced, we are extremely excited about our definitive agreement to acquire Sotera Defense Solutions. We believe the transaction accelerates the growth plan we’ve been communicating since early 2016. The acquisition will provide new and enhanced access to agencies within the IC; add significant scale, creating a unique, IC-focused solutions provider; add new and complementary capabilities; provide access to a larger portfolio of prime contracts and IDIQ vehicles; yield highly achievable cost synergies; and generate an enhanced cash flow profile and be accretive to EPS,” added Weber. “We expect the transaction to close early in the second quarter, and look forward to a smooth integration.”

Fourth-Quarter 2016 Results from Continuing Operations

Revenue declined by 4.8% from the fourth quarter of 2015 to $68.9 million, which excludes $2.7 million of SETA revenue from the same period last year. Decreased year-over-year fourth-quarter 2016 revenue (excluding fourth-quarter 2015 SETA revenue) resulted primarily from the completion of two large solutions contracts earlier in 2016 as well as revenue from a product-based transaction entered in to in the fourth quarter of 2016 but expected to be recognized in 2017. Including 2015 SETA revenue, revenue decreased by 8.2% on a quarter-over-quarter basis. Partially offsetting this decline was growth in KeyW's airborne ISR business, higher advanced geospatial intelligence products and solutions sales and increased revenue from other solutions contracts.

Gross margin for the fourth quarter of 2016 was 30.0% and 28.5% for the same period in 2015. Gross margin improved year-over-year primarily as the result of a change in revenue mix toward higher-margin airborne ISR services revenue and advanced geospatial intelligence products and solutions sales.

Operating loss for the fourth quarter of 2016 was $0.5 million, or -0.8% of revenue compared with operating income of $3.7 million, or 4.9% of revenue, for the fourth quarter of 2015. The year-over-year decrease in operating income and margin resulted from higher indirect costs, partially offset by increased gross margin. The increase in indirect expenses was driven by higher BD costs and additional general and administrative expenses.

KeyW reported GAAP net loss from continuing operations of $3.1 million, or $0.08 per diluted share, for the fourth quarter of 2016, largely because of the factors affecting operating income. GAAP net loss (including loss on discontinued operations related to the company's former Commercial Cyber Solutions segment) was $3.2 million, or $0.08 per diluted share, for the fourth quarter.

Adjusted EBITDA from continuing operations was $5.2 million, or 7.5% of revenue, for the fourth quarter of 2016, versus $8.2 million, or 11.0% of revenue, in the prior-year period. Fourth quarter 2016 adjusted EBITDA from continuing operations declined year-over-year primarily because of the factors affecting operating income.

Full Year 2016 Results from Continuing Operations

Full-year 2016 revenue was $288.0 million compared with full-year revenue for 2015 of $ 297.9 million, a decrease of 3.3%. Excluding the contribution of the divested SETA business from both periods, revenue was essentially flat on a year-over-year basis. Net income from continuing operations for 2016 was $1.9 million compared with a net loss from continuing operations of $29.9 million in 2015. Fully diluted GAAP net income per share from continuing operations in 2016 was $0.05 compared with fully diluted GAAP loss per share from continuing operations of $0.77 in 2015. 2016 GAAP loss per diluted share included a $19.6 million ($0.51 per share) non-cash charge taken in the second quarter to establish a valuation allowance for deferred tax assets in future periods. Adjusted EBITDA from continuing operations for 2016 was $31.4 million, or 10.9% of revenue. Cash flow from operations for full year 2016 was $23.1 million.

“We look forward to 2017 as being a year of growth and stable margin performance. A number of key product sales we were driving to recognize in late 2016 have moved into 2017, including several significant product-based ISR solutions transactions. Also encouraging is that our recompete exposure in 2017 is significantly lower than previous years-fully 77% of our revenue guidance midpoint is in existing backlog. Only 10% is dependent on our winning contract recompetes. We will also continue to focus on generating organizational efficiencies and winning new solutions contracts that leverage our unique product portfolio.

“We’re also optimistic about early indications in the new federal budgetary and procurement climate that align with KeyW’s core capabilities in cyber, advanced engineering and other areas. A new, businesslike approach to federal contracting, as well as regulatory and corporate tax relief, would benefit nimble government solutions companies like us,” concluded Weber.

Financial Outlook

Excluding the impact of the Sotera transaction, for the full year 2017, KeyW expects revenue to be in the range of $300 million to $320 million, which represents organic growth of approximately 7% at the midpoint. Full-year adjusted EBITDA margin expectations continue to be in the range of 10% to 12%, unchanged from preliminary guidance issued on January 26, 2017.

As previously announced, a conference call has been scheduled to discuss these results today at 5:00 p.m. EST. At that time, management will review the company's fourth quarter and full-year 2016 financial results and the details of the planned Sotera acquisition announced today, followed by a question-and-answer session.

Interested parties will be able to connect to our webcast via the Investor Relations page on our website, on March 8, 2017. Interested parties may also listen to the conference by calling 1-877-853-5645. The International dial-in access number will be 1-408-940-3868. The conference ID for the event is 56194282.

An archive of the webcast will be available on our webpage following the call. In addition, a podcast of our conference call will be available for download from our Investor Relations page of our website at approximately the same time as the webcast replay.

About KeyW

KeyW is a total solutions provider for the Intelligence, Cyber and Counterterrorism communities' toughest challenges. We support the collection, processing, analysis and dissemination of information across the full spectrum of their missions. We employ and challenge more than 1,000 of the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence and combating global terrorism.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; statements about expected bid activity, customer wins and increased organization efficiency; statements regarding our pending acquisition of Sotera Defense Systems; our full-year 2017 revenue and adjusted EBITDA margin estimates under the heading “Financial Outlook” and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to, those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016 and our subsequent Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the SEC on May 10, 2016, August 9, 2016 and November 2, 2016, respectively, as required under the Securities Act of 1934, as amended, our prospectus supplement, dated and filed with the SEC on January 27, 2017, with respect to our prospectus, dated December 22, 2016 included in our registration statement amendment on Form S-3/A (Registration No. 333-215115) filed with the SEC on December 21, 2016, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KeyW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise, unless required by law.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$68,928	$75,118	$288,027	$297,935
Costs of Revenues, excluding amortization	48,196	53,732	196,772	208,206
Gross Profit	20,732	21,386	91,255	89,729
Operating Expenses
Operating expenses	19,620	15,991	71,434	66,512
Intangible amortization expense	1,650	1,714	6,113	7,087
Total	21,270	17,705	77,547	73,599
Operating (Loss) Income	(538)	3,681	13,708	16,130
Non-Operating Expense, net	2,609	2,604	9,386	10,258
Earnings before Income Taxes from Continuing Operations	(3,147)	1,077	4,322	5,872
Income (Benefit) Tax Expense, net on Continuing Operations	(35)	2,982	2,457	35,782
Net (Loss) Income from Continuing Operations	(3,112)	(1,905)	1,865	(29,910)
Loss before Income Taxes from Discontinued Operations	(93)	(14,193)	(28,082)	(42,896)
Income Tax Expense (Benefit), net on Discontinued Operations	5	(3,004)	(489)	(14,184)
Loss on Discontinued Operations	(98)	(11,189)	(27,593)	(28,712)
Net Loss	$(3,210)	$(13,094)	$(25,728)	$(58,622)

Weighted Average Common Shares Outstanding
Basic	40,965,978	39,905,618	40,500,656	38,722,340
Diluted	40,965,978	39,905,618	41,012,014	38,722,340

Basic net (loss) earnings per share:
Continuing operations	$(0.08)	$(0.05)	$0.05	$(0.77)
Discontinued operations	—	(0.28)	(0.69)	(0.74)
Basic net earnings (loss) per share	$(0.08)	$(0.33)	$(0.64)	$(1.51)

Diluted net (loss) earnings per share:
Continuing operations	$(0.08)	$(0.05)	$0.05	$(0.77)
Discontinued operations	—	(0.28)	(0.68)	(0.74)
Diluted net earnings (loss) per share	$(0.08)	$(0.33)	$(0.63)	$(1.51)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except share and par value per share amounts)

	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,871	$21,227
Receivables	43,141	53,828
Inventories, net	15,178	15,616
Prepaid expenses	1,350	1,538
Income tax receivable	318	302
Assets of discontinued operations	3,000	7,765
Total current assets	104,858	100,276

Property and equipment, net	40,615	28,750
Goodwill	290,710	297,223
Other intangibles, net	7,871	10,957
Other assets	1,399	1,508
Non-current assets of discontinued operations	—	15,408
TOTAL ASSETS	$445,453	$454,122
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,913	$10,299
Accrued expenses	9,941	9,345
Accrued salaries and wages	15,122	8,916
Deferred revenue	3,760	717
Deferred income taxes	1,170	964
Liabilities of discontinued operations	1,185	7,084
Total current liabilities	38,091	37,325
Long-term liabilities:
Convertible senior notes, net of discount	132,482	126,188
Non-current deferred tax liability	29,239	26,890
Other non-current liabilities	12,705	11,894
TOTAL LIABILITIES	212,517	202,297
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 40,977,448 and 39,940,667 shares issued and outstanding	41	40
Additional paid-in capital	333,883	327,045
Accumulated deficit	(100,988)	(75,260)
Total stockholders’ equity	232,936	251,825
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$445,453	$454,122

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve months ended December 31,
	2016	2015
	(Unaudited)
Net loss	$(25,728)	$(58,622)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock compensation	3,472	5,524
Depreciation and amortization expense	13,578	19,849
Impairment of Commercial Cyber Solutions goodwill	6,980	8,000
Amortization of discount on convertible debt	6,294	5,149
Write-off of deferred financing costs	340	—
(Gain) loss on disposal of assets	(3,447)	1,186
Loss on sale of assets held for sale	3,568	—
Shortfall tax benefit from option exercise	—	823
Deferred taxes	1,967	22,428
Changes in operating assets and liabilities:
Receivables	15,516	1,368
Inventories, net	(663)	(4,441)
Prepaid expenses	(759)	356
Income tax receivable	(16)	2,827
Accounts payable	(4,694)	1,341
Accrued expenses	6,240	5,134
Other	447	1,336
Net cash provided by operating activities	23,095	12,258
Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,504)	(20,991)
Purchases of property and equipment	(18,410)	(13,742)
Proceeds from sale of assets	16,226	—
Net cash used in investing activities	(4,688)	(34,733)
Cash flows from financing activities:
Shortfall tax benefit from option exercise	—	(823)
Proceeds from option and warrant exercises, net	2,237	4,924
Net cash provided by financing activities	2,237	4,101
Net increase (decrease) in cash and cash equivalents	20,644	(18,374)
Cash and cash equivalents at beginning of period	21,227	39,601
Cash and cash equivalents at end of period	$41,871	$21,227
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,883	$3,914
Cash paid (refunded) for taxes	$40	$(3,601)
Equity issued for acquisitions, net	$1,130	$1,618
Non-cash fixed asset additions	$—	$5,652

Non-GAAP Financial Measures

Adjusted EBITDA from continuing operations, and estimated adjusted EBITDA margin, as defined by KeyW, are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The adjusted EBITDA from continuing operations and estimated adjusted EBITDA margin reconciliation tables below provide a reconciliation of this non-U.S. GAAP financial measure to net income (loss), and net income (loss) margin, the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Adjusted EBITDA from continuing operations and adjusted EBITDA margin should not be considered as an alternative to net income, net income margin, operating income or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. Our adjusted EBITDA from continuing operations and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA from continuing operations, adjusted EBITDA margin or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA from continuing operations and adjusted EBITDA margin to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.

We believe adjusted EBITDA from continuing operations and adjusted EBITDA margin are useful to investors in evaluating our operating performance for the following reasons:

•
we have various non-recurring transactions or non-operating transactions and expenses that directly impact our net income from continuing operations. Adjusted EBITDA from continuing operations is intended to approximate the net cash provided by operations by adjusting for non-recurring or non-operating items; and

•	securities analysts use adjusted EBITDA from continuing operations as a supplemental measure to evaluate the overall operating performance of companies.

Our board of directors and management use adjusted EBITDA from continuing operations:

•	as a measure of operating performance;

•	to determine a significant portion of management's incentive compensation;

•	for planning purposes, including the preparation of our annual operating budget; and

•	to evaluate the effectiveness of our business strategies.

Although adjusted EBITDA from continuing operations is frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA from continuing operations has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA from continuing operations does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	adjusted EBITDA from continuing operations does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA from continuing operations does not reflect interest expense or interest income;

•	adjusted EBITDA from continuing operations does not reflect cash requirements for income taxes;

•	adjusted EBITDA from continuing operations does not include non-cash expenses related to stock compensation;

•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA from continuing operations does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA from continuing operations or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA FROM CONTINUING OPERATIONS RECONCILIATION TABLE
(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (Loss) Income from Continuing Operations	$(3,112)	$(1,905)	$1,865	$(29,910)
Depreciation	1,468	1,612	6,449	5,877
Intangible Amortization	1,651	1,714	6,113	7,087
Stock Compensation Amortization	1,300	1,135	3,472	5,524
Interest Expense	2,617	2,608	10,812	10,299
Tax (Benefit) Expense (2)	(35)	2,982	2,457	35,782
Acquisition Costs and Other Adjustments (3)	1,299	98	255	1,311
Adjusted EBITDA	$5,188	$8,244	$31,423	$35,970

(2) The income tax (benefit) expense for 2015 included a valuation allowance for deferred tax assets.
(3) The acquisition costs and other adjustments included a $3.0 million gain on the divestiture of SETA net of transaction costs and a write-off of $1.1 million related to a discontinued joint venture in 2016.

ADJUSTED EBITDA MARGIN RECONCILIATION TABLE
(2017 Guidance)

	Fiscal Year 2017 Guidance
Amounts shown as % Revenue	Low	High

Net Income (Loss)	0.4%	2.0%
Interest expense, net	3.5%	3.2%
Provision for income taxes	0.2%	1.2%
Depreciation and Amortization	4.6%	4.3%
Stock Compensation	1.3%	1.3%
Adjusted EBITDA	10.0%	12.0%

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